Exhibit (k)(7)

CONTRIBUTION AND REIMBURSEMENT AGREEMENT

This Contribution and Reimbursement Agreement (“Agreement”) is made and entered into as of February 27, 2026, by and between Ultra Aerospace Opportunities Inc., a Maryland corporation (the “Company”), and Ultra Capital Management LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company was incorporated on June 30, 2025, intends register as a closed-end fund pursuant to the Investment Company Act of 1940 (the “Investment Company Act”) and intends to conduct an initial public offering of its shares of common stock (the “IPO”);

WHEREAS, the parties have reached an understanding, pursuant to which the Adviser has paid for certain organizational and offering expenses of the Company and will continue to pay such expenses until the closing of the IPO (collectively, the “Contributions”), and the Company will reimburse the Adviser from the proceeds of the IPO for the amount of Contributions (the “Reimbursement”) under certain circumstances;

WHEREAS, the parties desire to enter into this Agreement to document, ratify and confirm the foregoing reimbursement arrangement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, conditions, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all the parties, it is agreed as follows:

1.	The foregoing preambles and all other recitals set forth herein are made a part of this Agreement.

2.	The Adviser attests, and the Company acknowledges, that the Adviser has paid Contributions in the amount of approximately $[●] as of [●], 2026.

3.	The Adviser shall timely pay additional Contributions, including organizational expenses, registration fees, FINRA filing fees, exchange listing fees, printing expenses, insurance premiums, legal fees and expenses, and accounting fees and expenses as they arise, which the Company, in its reasonable discretion, deems necessary or advisable for the purpose of registering the Company under the Investment Company Act and completing the IPO.

4.	Within forty-five (45) days of the closing of the IPO, the Adviser shall notify the Company of the total amount of Contributions paid and/or incurred (the “Reimbursement Amount”) (the “Reimbursement Notice”) for the Company’s records and accruals, to be paid following the completion of a Tender Offer per below. Within three (3) days from the receipt the Reimbursement Notice, the Company may request a detailed accounting of the Contributions, which the Adviser shall provide the Company within seven (7) days.

5.	The Adviser hereby agrees to defer management fees that are due to the Adviser from the Company per the Investment Advisory Agreement if and until the completion of a Tender Offer as mandated by the Tender Offer Policy (the “Deferred Management Fees”).

6.	After the completion of a Tender Offer as mandated by the Tender Offer Policy, the Company shall pay to the Adviser the full Reimbursement Amount and Deferred Management Fees in immediately available funds within fifteen (15) days.

7.	This Agreement shall be in all respects governed, construed, applied and enforced in accordance with the laws of the State of Maryland.

8.	This Agreement may be executed in any number of identical counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute but a single instrument.

9.	If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid and unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

[Signatures on the following page.]

IN WITNESS WHEREOF, this Contribution and Reimbursement Agreement has been executed and delivered the day and year first above written.

ADVISER

Ultra Capital Management LLC,
a Delaware limited liability company

By:	/s/ Edward Leathers
Name:	Edward Leathers
Title:	Managing Member

Ultra Aerospace Opportunities Inc.,
a Maryland corporation

By:	/s/ Edward Leathers
Name:	Edward Leathers
Title:	President and Chief Executive Officer

[Signature page to Contribution and Reimbursement Agreement]